As filed with the Securities and Exchange Commission on March 15, 2005

Registration No. 333-118372

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CERADYNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0055414
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3169 Redhill Avenue

Costa Mesa, California 92626

(714) 549-0421

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jerrold J. Pellizzon

Vice President and Chief Financial Officer

Ceradyne, Inc.

3169 Redhill Avenue

Costa Mesa, California 92626

(714) 549-0421

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert E. Rich, Esq.

Numan J. Siddiqi, Esq.

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

(949) 725-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective until all of the shares registered hereunder are sold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock ($0.01 par value)	107,095 shares	$21.20	$2,270,414	$288

(1)	The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq National Market on August 13, 2004, which was $21.20 per share (as adjusted for the 3-for-2 stock split of the Registrant’s Common Stock, in the form of a 50% stock dividend, effective on January 18, 2005).

(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

107,095 Shares

CERADYNE, INC.

Common Stock

This prospectus relates to the offer and sale from time to time of up to 107,095 shares of our common stock, $0.01 par value, by the stockholders listed in this prospectus under the section entitled “Selling Stockholders.” These shares were issued to the selling stockholders in connection with our purchase in May 2004 of the assets and business of Quest Technology, LP.

The selling stockholders will receive all of the net proceeds from the sale of the shares under this prospectus and will pay all brokerage fees, commissions and transfer taxes, if any, applicable to the sale of the shares. See the section in this prospectus entitled “Plan of Distribution” for information on how the selling stockholders may conduct sales of our common stock.

We will not receive any of the proceeds from the sale of shares by the selling stockholders. However, under certain circumstances, we may receive a portion of such proceeds, as described in the section in this prospectus entitled “Selling Stockholders.” We have agreed to bear the expenses in connection with the registration and sale of the common stock offered by the selling stockholders.

Our common stock is traded on the Nasdaq National Market under the symbol “CRDN.” On March 14, 2005, the last reported sale price for our common stock was $25.85 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 15, 2005

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not making an offer to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is complete and accurate as of the date of this prospectus, but the information may have changed since that date.

Our logo and the name of our products named in this prospectus are our trademarks, trade names or service marks. Each trademark, trade name or service mark of another company appearing in this prospectus belongs to its holder, and does not belong to us.

CERADYNE, INC.

We develop, manufacture and market advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Our competitive advantage results from our expertise in ceramic material science as well as our vertically integrated approach of designing much of our key equipment and controlling the manufacturing process from raw material powders to finished product. This allows us to design and manufacture precision, high quality advanced technical ceramic products to meet demanding customer specifications. Our customers include the U.S. government, prime government contractors and large industrial and commercial manufacturers.

Our principal executive offices are located at 3169 Redhill Avenue, Costa Mesa, California 92626, and our telephone number is (714) 549-0421. We maintain a web site at www.ceradyne.com. The reference to our web site address does not constitute incorporation by reference into this prospectus of the information contained at that site. We are organized as a Delaware corporation.

RECENT DEVELOPMENTS

On December 17, 2004, our Board of Directors approved a 3-for-2 stock split of our common stock in the form of a 50% stock dividend. The stock dividend was distributed on January 18, 2005 to stockholders of record as of the close of business on January 10, 2005. All share and per share information in this prospectus has been adjusted to give retroactive effect to the stock split.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements including statements concerning the future of our industry, product development, business strategy, continued acceptance of our products, market growth, and dependence on significant customers. These statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted above and other factors noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below before participating in this offering. While the risks described below are the ones we believe are most important for you to consider, these risks are not the only ones that we face. If any of the following risks actually occur, our business, financial condition, operating results or cash flows could be materially harmed. As a result, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related to Our Business

A very substantial portion of our revenue is derived from the sale of defense related products, and our failure to obtain new government contracts, the cancellation of government contracts, or a reduction in federal budget appropriations involving our products could result in reduced revenue.

Historically, a very substantial portion of our revenue has been derived from the sale of defense related products, such as ceramic body armor, either directly or indirectly to the U.S. government. We anticipate that a substantial portion of our revenue for the foreseeable future will continue to come from such sales. These contracts typically may be cancelled at any time without penalty, other than our right to be reimbursed for certain expenses. If the U.S. government were to cancel any of these government contracts, our revenue and profitability could be reduced.

Our business is highly sensitive to changes in national and international defense and budget priorities. For example, in 2003 and 2004, our revenue from the sale of ceramic body armor increased significantly due to the U.S. military’s acceleration of its program to equip its soldiers with ceramic body armor systems because of the war in Iraq. Demand for ceramic body armor may decline when the number of body armor systems shipped is sufficient to equip front-line troops, if conflicts in the Middle East and other high risk areas subside, or if U.S. defense budget appropriations are reduced.

Many defense contracts are awarded in an open competitive bidding process, and our past success in winning government contracts does not guarantee that we will win any new contracts in the future. Based upon our backlog for ceramic body armor as of September 30, 2004, and orders received subsequently, we anticipate that revenue from the sale of these products will increase in 2005. However, unless we receive additional orders under existing contracts or are successful in winning new contracts for sales of these products, revenue from sales of these products may decline materially after 2005 from the levels we obtained in 2004 and we expect to obtain in 2005.

Our revenue and cash flows from the sale of defense related products could also be reduced if a significant number of our government contracts are delayed or cancelled due to cutbacks in defense, homeland security or other federal agency budgets or other reasons. Our success depends upon our ability to successfully compete for and retain such government contracts. If we, or if prime contractors for which we are a subcontractor, fail to win any particular bid, or if we are unable to replace business lost upon cancellation, expiration or completion of a contract, our revenue and cash flows could be reduced.

A critical raw material used to make ceramic body armor is in limited supply. A delay or inability to obtain sufficient quantities of this material could limit the amount of body armor we can manufacture and therefore result in reduced revenue and profits.

The majority of the ceramic body armor that we manufacture is commonly known as small arms protective inserts, or SAPI. SAPI body armor consists of a ceramic armor plate that we manufacture and then laminate with an ultra-high molecular weight polyethylene textile material, which is available in the United States only from Honeywell International, Inc., under the brand name Spectra Shield®, and from Royal DSM N.V., under the brand name Dyneema®. Due to the rapid escalation in the demand for SAPI body armor, the quantities of Spectra Shield and Dyneema materials are currently in limited supply and on allocation. Although we believe that sufficient quantities of these materials will be available to fulfill our projected needs for 2005, any delay or interruption in the supply of either of these materials could adversely affect our ability to fulfill our current orders for SAPI body armor. Moreover, if orders increase from our currently anticipated levels for SAPI body armor to be shipped during 2005, we may not be able to fulfill those additional orders if supplies of Spectra Shield and Dyneema materials are limited. In either case, if a delay or reduction in current supplies of Spectra Shield or Dyneema occurs, or if Honeywell or DSM do not increase their production capacity for those materials, we may not be able to ship all of our orders for SAPI body armor, which could result in reduced revenue and profits.

Acquisitions may place a significant strain on our management and resources and we may be unable to effectively integrate and develop acquired businesses, which could cause our business to suffer.

We have limited experience integrating remote operations into our organizational structure. Our recent acquisitions of ESK Ceramics and Quest Technology, LP require us to integrate the technology and operations of these businesses with our company. In the case of ESK Ceramics, the magnitude of the acquisition will also require us to make changes to our own management team by adding executive positions to assist in the management of ESK Ceramics and to assimilate its foreign workforce. In addition, our increasing international presence resulting from this acquisition may increase our exposure to foreign political, currency and tax risks. If we are unable to efficiently manage the integration of these acquisitions, we may incur additional expenses and experience production delays, which could result in reduced revenue and profits.

We face various risks as a result of our acquisition strategy including, but not limited to:

•	our ability to retain and motivate the acquired businesses’ employees;

•	our ability to retain and develop the acquired businesses’ customers;

•	the failure to realize the potential cost savings or other financial benefits and/or the strategic benefits of the acquisitions;

•	the incurrence of substantial unanticipated integration costs;

•	the incurrence of financial and accounting challenges and complexities in areas such as tax planning, treasury management and financial reporting;

•	the diversion of significant management attention and financial resources in assimilating the acquired businesses; and

•	the disruption of our ongoing business.

If we are not able to successfully integrate and develop acquired businesses, our revenue and operating results may be negatively affected in future periods, which may cause our stock price to decline. We may incur liabilities from the acquired businesses including liabilities for infringement of intellectual property rights or other claims and we may not be successful in seeking indemnification for such liabilities or claims. In addition, as a result of the risks and uncertainties associated with these acquisitions, our ability to make predictions of our future revenue, costs and expenses and operating results may become more difficult.

Our acquisition of ESK Ceramics required us to obtain substantial debt financing. If we default under this loan, our business and stock price could suffer.

We financed a substantial portion of the purchase price for our acquisition of ESK Ceramics with $110 million of long-term debt borrowed under a new $160 million credit facility. Our obligations under this loan are secured by substantially all of the assets of Ceradyne and ESK Ceramics, other than real property. The loan requires that we maintain specified minimum financial statement ratios and imposes restrictive covenants that will limit our flexibility in how we operate our business. Our business must continue to generate sufficient cash flow to enable us to pay the interest on this debt and repay principal. If we fail to make payments when due or fail to perform other required covenants under this credit facility, the lenders could declare a default and the resulting consequences could substantially hurt our business and cause our stock price to decline.

Defects in our products could harm our reputation for quality products, increase our operating expenses and reduce sales of our products.

Our products have in the past contained, and may in the future contain, errors or defects that may be detected at any point in the life of the products. Detection of such errors could result in delays in shipping and sales during the period required to correct such errors. Real or perceived defects in our products may result in product returns, loss of sales, delays in market acceptance, injury to our reputation and increased warranty costs, which could reduce our sales and profits. For example, in March 2002, the U.S. government determined that several lots of our small arms protective inserts (SAPI) for lightweight ceramic body armor failed to pass ballistics reverification tests. As a result, we stopped production of our SAPI product, modified the design of our product and resumed shipping approximately four months later. In addition, we agreed to correct or replace at our expense all supplies of our SAPI product sales that did not meet the original contractual requirements. As a result, we recorded a warranty reserve of $650,000 in the second quarter of 2002 against cost of product sales.

We are making significant investments to increase our manufacturing capacity and improve our product yields in response to increased demand. If these efforts are not successful, our gross margins and profitability may suffer.

We experienced a sudden increase in demand for ceramic body armor for military personnel and cam rollers for diesel engines during 2002. This demand increased further in 2003 and 2004, and we anticipate the trend will continue in 2005. In the effort to meet the sudden increased demand for our products, in 2002 we suffered from manufacturing inefficiencies, including low product yields, which caused our gross profit margins on these products to suffer in 2002. These problems were reduced during 2003 and 2004 as we implemented a number of new programs and management initiatives to improve manufacturing efficiencies, and we experienced higher product yields and an increase in our gross profit margins on these products during 2003 and 2004.

In response to the increased demand, we made significant capital expenditures during 2003 and 2004 to increase our production capacity for these products. We paid $3.4 million in June 2003 to purchase a 41,000 square foot manufacturing facility in Irvine, California, which we previously had leased. In October 2003, we purchased a 115,000 square foot facility in Lexington, Kentucky for $2.4 million, which we are converting into manufacturing and office space to expand production capacity for diesel engine components and ceramic body armor. We began producing diesel engine components in this new Lexington, Kentucky facility during the third quarter of 2004, and expect to commence production of ceramic body armor in this facility during the first quarter of 2005. During 2003, we leased an additional 47,000 square feet near Scottdale, Georgia, which will provide additional manufacturing capacity for our Thermo Materials division. In April, 2004, we leased an additional 23,000 square feet in Irvine, California to provide additional manufacturing capacity for our Advanced Ceramics Operations division.

Our increased production capacity may not, however, enable us to manufacture the required quantities of our products in a timely manner. Further, demand for cam rollers and ceramic armor may not remain at levels sufficient to justify these additional capital expenditures. As a result, the profit margins we ultimately achieve on sales of ceramic body armor and cam rollers may be lower than our historical profit margins. In order to satisfy customer demand for these products while achieving acceptable profit margins, we must:

•	achieve significant manufacturing cost reductions through increased efficiency;

•	add manufacturing personnel; and

•	improve product yields.

Moreover, managing our expansion and relocation efforts will put pressures on our operational, financial and managerial resources. To effectively manage our expansion and relocation effort, we must:

•	continue to purchase new, or move existing, manufacturing equipment to our new Lexington, Kentucky facility;

•	engage, train and manage managerial and production personnel or relocate such personnel from our California operations; and

•	implement and improve our operational, financial and management information systems.

We may not be able to complete the expansion or relocation in a timely manner or within our capital expenditure budgets. We may not realize anticipated cost savings, especially if energy costs in Kentucky, which are substantially lower than in California, do not remain at expected levels over time. The expansion and relocation could also disrupt our operations. Certain of our contracts contain punitive provisions for missed deadlines. If the expansion or relocation cause a disruption in our operations, we may miss deadlines and be required to make penalty payments under these contracts. Moreover, some of the capital equipment for our Kentucky facility is being specially designed and built to our requirements. This equipment is complex and has not been constructed previously. As a result, we may not be able to complete the construction of this equipment on time or within our budget and the equipment may not operate as planned. Any of these occurrences could result in an increase in our operating expenses and a reduction in our revenue as a result of delays in the production of our products. As a result, our gross margin and profitability may suffer.

Growth in our operations may strain our resources, and if we fail to successfully manage our growth, we could incur higher operating costs and delays in the production of our products, which could result in reduced revenue and profits.

The increase in orders for ceramic body armor for military personnel and cam rollers for diesel engines, as well as the introduction of new products, is placing, and will continue to place, a significant strain on our operational, financial and managerial resources and personnel. To effectively manage our growth, we must:

•	add manufacturing capacity and personnel;

•	continue to implement and improve our operational, financial and management information systems;

•	develop the management skills of our managers and supervisors;

•	add new management personnel and improve the expertise of existing management personnel; and

•	train, motivate and manage our employees.

Any failure to effectively manage growth could result in increased operating costs and delays in the development and production of our products. If this occurs, our revenue and profits could decline.

If we are unable to compete successfully against current and future competitors, our revenue could decline.

Our products compete with advanced technical ceramics products from other companies, as well as with high strength steel alloys and plastic products.

When competing with other advanced technical ceramics products, we believe the principal competitive factors are:

•	price;

•	product performance;

•	material specifications;

•	application engineering capabilities;

•	customer support; and

•	reputation.

When competing with high strength steel alloys and plastic products, we may not be able to compete effectively when price is a primary consideration, because our products are typically more expensive.

Some of our competitors include Armor Holdings, ArmorWorks, United Defense Industries, CoorsTek, Kyocera’s Industrial Ceramics Group, Saint Gobain Advanced Ceramics, Spectra-Mat and Vesuvius. Many of our current or potential competitors have greater financial, marketing and technical resources than we do. If we fail to compete successfully against our current or future competitors, our revenue and profitability could decline.

All of our sales of ceramic orthodontic brackets are sold to 3M Unitek pursuant to an exclusive agreement that prohibits us from selling to other parties. A material portion of our revenue and profits is derived from this agreement, and if our sales to 3M Unitek decline, our overall revenue and profits may also decline.

We sell our ceramic orthodontic brackets exclusively to 3M Unitek under an agreement which expires in 2007. As a result, our revenue from this product is entirely dependent upon 3M Unitek. 3M Unitek also offers traditional stainless steel orthodontic brackets. We cannot guarantee that 3M Unitek will devote substantial marketing efforts to the sale of our ceramic orthodontic brackets, or that 3M Unitek will not reassess its commitment to our product. If 3M Unitek fails to actively market our ceramic orthodontic brackets or decides to promote a competing product over ours, this could cause the sales of our ceramic orthodontic brackets to decline and a reduction in our revenue, profits and cash flows.

In addition, the future success of our ceramic orthodontic brackets depends on our ability to maintain and increase market acceptance for our product compared to other competitive solutions, including traditional stainless steel brackets and newer products such as transparent plastic orthodontic aligners, synthetic sapphire brackets and other ceramic brackets. If demand for our product declines, or if competitive products gain market share, the sales of our ceramic orthodontic brackets may decline, resulting in a decrease in our revenue, profits and cash flows.

Moreover, the first of our two patents for our ceramic orthodontic brackets, which we jointly own with 3M Unitek, expires in 2007. Upon expiration of the patent, we may not be able to prevent third parties from manufacturing and selling competitive ceramic orthodontic brackets. Ceramic orthodontic brackets manufactured and sold by third parties may be less expensive than ours and may cause sales of our ceramic orthodontic brackets to decline either as a result of pricing pressure or loss of market share. As a result, our revenue, profits and cash flows may also decline.

Our ability to operate effectively could be impaired if we were to lose the services of Joel P. Moskowitz or our other key personnel, or if we are unable to recruit qualified managers and key personnel in the future.

Our success depends on the continued service of our management team and key personnel, including Joel P. Moskowitz, our Chairman, Chief Executive Officer and President, Jerrold J. Pellizzon, our Chief Financial Officer and Corporate Secretary, David P. Reed, our Vice President and General Manager of Advanced Ceramic Operations, and Peter Hartl, the President of our recently acquired subsidiary, ESK Ceramics. Mr. Moskowitz was recently diagnosed with non-Hodgkin’s lymphoma, and he is currently undergoing chemotherapy treatments, which are expected to continue through February 2005. Until then, Mr. Moskowitz will reduce his work schedule somewhat. The current prognosis is positive, with expectations of either a full cure or long-term remission.

If Mr. Moskowitz becomes unable to continue working due to health reasons, or if one or more of these individuals were to resign or otherwise terminate their employment with us, we could experience a loss of sales, delays in new product development and diversion of management resources, and we may have difficulty replacing any of these individuals. We do not have employment agreements or key person insurance on any of our executive employees.

Competition for skilled employees is intense and we may not be able to recruit and retain such personnel. If we are unable to retain our existing managers and employees or hire and integrate new employees, we may experience operating inefficiencies, production delays and reduced profitability.

We may not be able to increase market awareness and acceptance of advanced technical ceramics in new applications and products, which could limit our ability to increase revenue and profitability in the future.

The future prospects of our business depend in part on the increased acceptance by our target markets of advanced technical ceramics to replace materials such as steel alloys, plastics and other ceramics. While advanced technical ceramics have certain advantages over other materials, such as the ability to withstand extremely high temperatures and combining hardness with light weight, they are generally significantly more expensive to produce. As a result, the market for advanced technical ceramics products may be limited to high-end applications where price is not the critical competitive factor. Moreover, because the market for advanced technical ceramics is relatively limited to applications where the characteristics of advanced technical ceramics may justify the higher costs compared to other materials, the market for our products may not grow as we anticipate.

Uninsured losses arising from third party claims brought against us could result in payment of substantial damages, which would decrease our cash reserves and could harm our profitability.

Our products are used in applications where the failure to use our products properly or their malfunction could result in serious bodily injury or death. We may not have adequate insurance to cover the payment of any potential claim related to such injuries or deaths. Insurance coverage may not continue to be available to us or, if available, may be at a significantly higher cost. In addition, we are self-insured against workers compensation claims in an amount that exceeds our accrual for such claims. Our accrual is based on our historical experience with these claims, and we have excess liability insurance to cover losses beyond a specified amount. Our accrual may not be adequate to cover actual claims. Third party or workers compensation claims brought against us that exceed our insurance coverage or accruals would likely be paid out of our cash reserves, increasing our need for cash and potentially harming our profitability.

We are subject to extensive government regulation, and our failure or inability to comply with these regulations could subject us to penalties and result in a loss of our government contracts, which could reduce our revenue and profits.

We must comply with and are affected by various government regulations that impact our operating costs, profit margins and our internal organization and operation of our business. Furthermore, we have production contracts with governmental entities and are subject to additional rules, regulations and approvals applicable to government contractors. We are also subject to routine audits to assure our compliance with these requirements. Our failure to comply with these regulations, rules and approvals could result in the impositions of penalties and the loss of our government contracts and disqualification as a U.S. government contractor. As a result, our revenue and profits could be reduced.

If we fail to comply with environmental laws and regulations, we could incur an increase in our operating costs and a decrease in our profits.

We are subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous materials used to manufacture our products. Authorities could impose fines, suspend production, alter our manufacturing processes, or stop our operations if we do not comply with these regulations.

In the past, we produced certain products using beryllium oxide, which is highly toxic in powder form. This powder, if inhaled, can cause chronic beryllium disease in a small percentage of the population. We have been sued in the past by former employees and by employees of one of our customers and by their family members alleging that they had contracted chronic beryllium disease as a result of exposure to beryllium oxide powders used in our products. All of these claims have been dismissed without incurring material liability. We may not, however, be able to avoid future liability to persons who may allege that they contracted chronic beryllium disease as a result of exposure to the beryllium oxide we used in prior years.

Any failure to comply with current or subsequently enacted environmental statutes and regulations could subject us to liabilities, fines or the suspension of production. Furthermore, any claims asserted against us in the future related to exposure to beryllium oxide powder may not be covered by insurance. Even if covered, the amount of insurance may be inadequate to cover any adverse judgment.

Fines and other punishments imposed on us for environmental violations and expenses we incur to remedy or comply with environmental regulations and future liability for incidences of chronic beryllium disease contracted by employees or employees of customers would decrease our cash reserves and could harm our profitability.

Our export sales are subject to the risks associated with doing business outside the United States.

Shipments to customers outside of the United States accounted for approximately 5.4% of our sales in 2003, 10.9% in 2002, 15.9% in 2001. We anticipate that international shipments will account for a portion of our sales for the foreseeable future. Therefore, the following risks associated with international business activities could have material adverse effects on our performance:

•	burdens to comply with multiple and potentially conflicting foreign laws and regulations, including export requirements, tariffs and other barriers, health and safety requirements, and unexpected changes in any of these factors;

•	difficulty in obtaining export licenses from the U.S. government for sales of our defense-related products;

•	differences in intellectual property protections;

•	longer accounts receivable payment cycles;

•	potentially adverse tax consequences due to overlapping or differing tax structures;

•	fluctuations in currency exchange rates; and

•	risks associated with sales to foreign government agencies similar to the risks associated with dealing with U.S. government agencies.

We have traditionally invoiced our foreign sales in U.S. dollars. Consequently, if the U.S. dollar becomes more expensive relative to the currencies of our foreign customers, the price of our products that we export from the United States to those countries will rise and our sales into those countries, or our profitability within those countries, may fall. In addition, in the future, we may be required to denominate foreign sales in the local currencies of our customers. In that case, if the U.S. dollar were to become more expensive relative to the currencies of our foreign customers, we would receive fewer U.S. dollars for each unit of foreign currency that we receive when our customers pay us. Therefore, a more expensive U.S. dollar would cause us to incur losses upon the conversion of accounts receivable denominated in foreign currencies. Such losses could harm our results of operations.

Our recently-acquired subsidiary, ESK Ceramics, whose operations are located primarily in Germany and France, invoices its sales in Euros, except that its sales to customers located in the United States are invoiced in U.S. dollars. If the Euro becomes more expensive relative to the currencies of ESK Ceramics’ customers located outside the European Union, the price of its products sold to customers in those countries will rise and its sales into those countries, or its profitability within those countries, may fall.

We do not currently engage in foreign currency hedging transactions that could protect us against the risk of currency fluctuations, although we may do so in the future.

We may not be able to adequately safeguard our intellectual property rights from unauthorized use, and we may become subject to claims that we infringe on others’ intellectual property rights.

We rely on a combination of patents, trade secrets, trademarks, and other intellectual property law, nondisclosure agreements and other protective measures to preserve our proprietary rights to our products and production processes. These measures afford only limited protection and may not preclude competitors from developing products or processes similar or superior to ours. Moreover, the laws of certain foreign countries do not protect intellectual property rights to the same extent as the laws of the United States.

Although we implement protective measures and intend to defend our proprietary rights, these efforts may not be successful. We may have to litigate within the United States or abroad to enforce our issued or licensed patents, to protect our trade secrets and know-how or to determine the enforceability, scope and validity of our proprietary rights and the proprietary rights of others. Enforcing or defending our proprietary rights could be expensive, requires management attention and might not bring us timely and effective relief.

Furthermore, third parties may assert that our products or processes infringe their patent rights. Our patents may be challenged, invalidated or circumvented. Although there are no pending or threatened intellectual property lawsuits against us, we may face litigation or infringement claims in the future. Infringement claims could result in substantial costs and diversion of our resources even if we ultimately prevail. A third party claiming infringement may also obtain an injunction or other equitable relief, which could effectively block the distribution or sale of allegedly infringing products. Although we may seek licenses from third parties covering intellectual property that we are allegedly infringing, we may not be able to obtain any such licenses on acceptable terms, if at all.

We may incur increased costs as a result of evolving regulation of corporate governance and public disclosure.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq National Market rules are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.

Risks Related to This Offering

Our stock price has been volatile, which may make it more difficult to realize a gain on your investment in our stock.

The market price and trading volume of our common stock has been subject to significant volatility, and this trend may continue. The value of our common stock may decline regardless of our operating performance or prospects. Factors affecting our market price include:

•	our perceived prospects;

•	variations in our operating results and whether we have achieved our key business targets;

•	the limited number of shares of our common stock available for purchase or sale in the public markets;

•	sales or purchases of large blocks of our stock;

•	changes in, or our failure to meet, our earnings estimates;

•	changes in securities analysts’ buy/sell recommendations;

•	differences between our reported results and those expected by investors and securities analysts;

•	announcements of new contracts by us or our competitors;

•	market reaction to any future acquisitions, joint ventures or strategic investments announced by us or our competitors;

•	developments in the financial markets; and

•	general economic, political or stock market conditions.

Recent events have caused stock prices for many companies, including ours, to fluctuate in ways unrelated or disproportionate to their operating performance. The general economic, political and stock market conditions that may affect the market price of our common stock are beyond our control. The market price of our common stock at any particular time may not remain the market price in the future. In the past, securities class action litigation has been instituted against companies following periods of volatility in the market price of their securities. Any such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources.

We do not anticipate paying any cash dividends on our common stock. Consequently, you will not earn any return on your investment in our common stock unless you are able to sell the shares of our stock that you hold at a higher price than you pay for them.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business. Additionally, our new credit facility may restrict the payment of dividends. Consequently, you will not earn any return on your investment in our common stock unless you are able to sell the shares of our stock that you hold at a higher price than you pay for them.

Delaware law may delay or prevent a change in control, which could inhibit your ability to receive a premium price for your shares.

We are subject to the provisions of section 203 of the Delaware General Corporation Law. These provisions prohibit large stockholders, in particular a stockholder owning 15% or more of the outstanding voting stock, from consummating a merger or combination with a corporation unless this stockholder receives board approval for the transaction or 66 2/3% of the shares of voting stock not owned by the stockholder approve the merger or transaction. These provisions of Delaware law may have the effect of delaying, deferring or preventing a change in control, and may discourage bids for our common stock at a premium over its market price.

Investors will not be able to recover against Arthur Andersen LLP due to Arthur Andersen LLP’s lack of consent and cessation of operations.

Arthur Andersen LLP was our independent accountant until May 20, 2002. Representatives of Arthur Andersen LLP are not available to provide the consent required for the incorporation by reference of their report on certain of our financial statements that appear in this prospectus and, therefore, we cannot comply with the requirement to file their consent. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report, investors will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP that are included in this prospectus or any omissions to state a material fact required to be stated in such financial statements.

USE OF PROCEEDS

All proceeds from the sale of our common stock covered by this prospectus will go to the selling stockholder who offer and sell their shares. We will not receive any of the proceeds from the sale of shares by the selling stockholders. However, under certain circumstances, we may receive a portion of such proceeds. Pursuant to our agreement with the selling stockholders, as described in the following section, the selling stockholders agreed with us that if they sell all of their shares within 30 days after the date of this prospectus and their net proceeds are more than $2,140,000, they will pay us an amount equal to the excess. Any portion of the proceeds we receive will be used for working capital and other general corporate purposes.

SELLING STOCKHOLDERS

On May 15, 2004, we purchased the assets and business of Quest Technology, LP, located in San Diego, California. The purchase price was approximately $2.5 million, consisting of 107,095 newly issued shares of our common stock issued to the selling stockholders listed below, $100,000 in cash paid at closing and an additional $200,000 payable during 2005 and 2006, and the assumption of certain liabilities. The acquired assets and business, which we now operate as part of our Advanced Ceramic Operations division, focuses exclusively on the injection molding of technical ceramics. Quest Technology’s revenues in 2003 were approximately $1.5 million. Mr. Stan Zalkind, who founded Quest Technology, is now an employee of Ceradyne and serves as the general manager of our Quest operations.

We agreed to file a registration statement with the Securities and Exchange Commission to register the 107,095 shares of our common stock issued to the selling stockholders for resale by the selling stockholders, and to keep the registration statement effective until all of the shares are sold. We also agreed with the selling stockholders that if they sell all of their shares within 30 days after the date of this prospectus and their net proceeds are less than $2,140,000, we will pay them the amount of the shortfall in cash. Conversely, the selling stockholders agreed with us that if they sell all of their shares within 30 days after the date of this prospectus and their net proceeds are more than $2,140,000, they will pay us an amount equal to the excess.

The following table sets forth: (1) the name of each of the selling stockholders for whom we are registering shares; (2) the number of shares of our common stock owned by each such selling stockholder prior to this offering, (3) the number of shares of our common stock being offered pursuant to this prospectus, and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be owned by each such selling stockholder after this offering.

Name of Selling Stockholder	Common Stock Owned Prior to the Offering	Common Stock being Offering Pursuant to this Prospectus	Common Stock owned upon Completion of this Offering	Percentage of Common Stock owned upon Completion of this Offering
Quest Technology, LP(1)	96,837	96,837	0	0
Stanley Zalkind and Elizabeth M. Zalkind as Joint Tenants	10,258	10,258	0	0

(1)	Stanley Zalkind and Elizabeth M. Zalkind are the sole limited partners of Quest Technology, LP and Mr. Zalkind is the sole shareholder of the general partner of Quest Technology, LP. Consequently, Mr. and Mrs. Zalkind collectively beneficially own 100% of the shares of Ceradyne stock owned by Quest Technology, LP.

PLAN OF DISTRIBUTION

The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the selling stockholders listed in the preceding section, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. These selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. All or a portion of the common stock offered by this prospectus may be offered for sale from time to time on the Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The selling stockholders may pay usual and customary or specifically negotiated brokerage fees or commissions.

To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents also may receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. The selling stockholders and any broker-dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of the shares offered pursuant to this prospectus. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933.

Under current applicable rules and regulations of the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and will inform them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares being offered pursuant to this prospectus.

The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell any or all of the shares.

We will bear all costs, expenses and fees in connection with the registration of the resale of the shares covered by this prospectus. The selling stockholders will pay all brokerage fees, commissions and transfer taxes, if any, applicable to the sale of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

LEGAL MATTERS

The validity of the issuance of the shares of our common stock offered by this prospectus will be passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation, 660 Newport Center Drive, Suite 1600, Newport Beach, California.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements for the year ended December 31, 2001, incorporated in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

The report of Arthur Andersen LLP on the 2001 consolidated financial statements, dated February 27, 2002, incorporated in this prospectus is a copy of the previously issued report of Arthur Andersen LLP, which has not been reissued because Arthur Andersen LLP has ceased operations. Because we have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it in this prospectus as having certified our consolidated financial statements for the year ended December 31, 2001, as required by Section 7 of the Securities Act of 1933, as amended, we have dispensed with the filing of their consent in reliance on Rule 437a promulgated under the Securities Act. Consequently, your ability to assert claims against Arthur Andersen LLP will be limited. In particular, because of this lack of consent, you may not be able to sue Arthur Andersen LLP under Section 11(a)(4) of the Securities Act for any untrue statements of a material fact contained in the consolidated financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements. Therefore, your right of recovery under that section may be limited.

The consolidated financial statements of ESK Ceramics GmbH & Co. KG for the years ended December 31, 2001, 2002 and 2003, incorporated in this prospectus by reference to the Current Report on Form 8-K, filed with the SEC on August 26, 2004, as amended by Amendment No. 1 thereto, filed with the SEC on November 8, 2004, have been so incorporated in reliance on the report of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” into this prospectus certain of our publicly-filed documents, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the sale of all shares offered pursuant to this prospectus.

The following documents filed with the SEC (in each case, File No. 000-13059) are incorporated by reference in this prospectus:

1. Our Annual Report on Form 10-K for the year ended December 31, 2003, as amended by Amendment No. 1 thereto;

2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as amended by Amendment No. 1 thereto;

3. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as amended by Amendment No. 1 thereto;

4. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as amended by Amendment No. 1 thereto;

5. Our definitive Proxy Statement dated April 22, 2004, filed in connection with our 2004 Annual Meeting of Stockholders;

6. Our Current Report on Form 8-K, filed with the SEC on July 1, 2004 (but excluding information “furnished” under Items 7 and 9);

7. Our Current Report on Form 8-K, filed with the SEC on August 18, 2004;

8. Our Current Report on Form 8-K, filed with the SEC on August 26, 2004 (but excluding information “furnished” under Items 7.01 and 9.01), as amended by Amendment No. 1 thereto (with respect to Item 9.01), filed with the SEC on November 8, 2004;

9. Our Current Report on Form 8-K, filed with the SEC on November 8, 2004;

10. Our Current Report on Form 8-K, filed with the SEC on December 15, 2004;

11. Our Current Report on Form 8-K, filed with the SEC on January 28, 2005;

12. Our Current Report on Form 8-K (with respect to Items 1.01 and 9.01), filed with the SEC on March 4, 2005; and

13. The description of our common stock which is contained in our registration statement on Form 8-B filed under the Exchange Act on June 8, 1987, including any amendment or report hereafter filed for the purpose of updating such description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Jerrold J. Pellizzon, 3169 Redhill Avenue, Costa Mesa, California 92626, telephone: (714) 549-0421.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission, or SEC, with respect to the common stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W. Washington, DC 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call (212) 656-5060.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the common stock being registered hereunder, all of which will be paid by us. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

SEC registration fee	$288
Legal fees and expenses	$60,000
Accounting fees and expenses	20,000
Miscellaneous	4,712

Total	$85,000

Item 15.	Indemnification of Directors and Officers

(a) As permitted by Delaware law, our certificate of incorporation eliminates the liability of directors to us or our stockholders for monetary damages for breach of fiduciary duty as directors, except to the extent otherwise required by Delaware law.

(b) Our bylaws provide that we will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person was or is our director or officer against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by Delaware law.

(c) We maintain liability insurance upon our officers and directors.

(d) Our bylaws give us the ability to enter into indemnification agreements with any of our directors, officers, employees or agents. We have entered into indemnification agreements with each of our directors and executive officers which provide for the indemnification of such directors and executive officers against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

Item 16.	Exhibits and Financial Statement Schedules

Exhibit No.	Description
5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.*

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).*

23.2	Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP.*

23.3	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirthschaftsprüfungsgesellschaft.*

24.1	Power of Attorney (included on the signature page to this Registration Statement – see page II-3).*

*	Previously filed.

Item 17.	Undertakings.

(a) Ceradyne hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Ceradyne hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Ceradyne’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on the 14th day of March, 2005.

CERADYNE, INC.

By:	*
Joel P. Moskowitz
Chairman of the Board, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board, Chief Executive Officer and President (principal executive officer)	March 14, 2005
Joel P. Moskowitz

/s/ Jerrold J. Pellizzon	Chief Financial Officer and Chief Administrative Officer (principal financial and accounting officer)	March 14, 2005
Jerrold J. Pellizzon

*	Director	March 14, 2005
Richard A. Alliegro

*	Director	March 14, 2005
Eduard Bagdasarian

*	Director	March 14, 2005
Frank Edelstein

*	Director	March 14, 2005
Milton L. Lohr

*	Director	March 14, 2005
Richard A. Kertson

*By:	/s/ Jerold J. Pellizzon
Jerold J. Pellizzon
(Attorney-In-Fact)

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.*

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).*

23.2	Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP.*

23.3	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirthschaftsprüfungsgesellschaft.*

24.1	Power of Attorney (included on the signature page to this Registration Statement – see page II-3).*

*	Previously filed.